Exhibit 99.1

Sypris Announces Share Repurchase Program

Program to Extend Through 2012

LOUISVILLE, Ky.--(BUSINESS WIRE)--December 20, 2011--Sypris Solutions, Inc. (Nasdaq/NM: SYPR) announced today that its Board of Directors approved a new program authorizing the Company to repurchase up to $5 million of its outstanding shares of common stock from time to time over the next twelve months. The share repurchase program does not obligate the Company to repurchase a minimum number of shares, and the program may be suspended or discontinued at any time without prior notice. The share repurchase program will be funded with the Company's cash on hand, and repurchased shares will be retired and returned to unissued status.

“Sypris is positioned for profitable growth in a way that we believe is still unrecognized by the market,” said Jeffrey T. Gill, President and Chief Executive Officer. “We are pleased to launch our share repurchase program with this initial $5 million authorization to take advantage of this situation.”

In connection with the share repurchase program, the Board also authorized an Executive Equity Repurchase Agreement whereby management, including officers and directors, would grant the Company a first right to purchase shares at current market prices (calculated as the average of several days’ closing prices). The Company’s right to purchase the shares would occur any time a party to the Agreement departed the Company or intended to sell more than 1,500 shares of common stock. The Agreement has a five-year term, subject to earlier termination by the Company, and participation by each individual is voluntary.

“The combination of our share repurchase program and this new Agreement with our management team reflects our confidence in the future of our business and our commitment to returning value to Sypris shareholders,” Mr. Gill added.

The repurchases under the share repurchase program may be made in open market or privately negotiated transactions or pursuant to the Equity Repurchase Agreement, depending on prevailing market conditions and other factors.

About Sypris

Sypris Solutions is a diversified provider of outsourced services and specialty products. The Company performs a wide range of manufacturing, engineering, design and other technical services, typically under multi-year, sole-source contracts with corporations and government agencies in the markets for truck components and assemblies and aerospace and defense electronics. For more information about Sypris Solutions, visit its Web site at http://www.sypris.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws. Such forward-looking statements include statements regarding the Company's share repurchase program and the Company's future cash generation and cash resources. Forward-looking statements are subject to risks and uncertainties and are subject to change. Such risks include those described in our most recent Form 10-K and Form 10-Q and other SEC filings. Briefly, we currently believe that such risks also include: potential impairments, non-recoverability or write-offs of goodwill, assets or deferred costs, including capitalized pre-contract costs related to the development of a replacement for certain aerospace and defense products; inventory valuation risks including obsolescence, shrinkage, theft, overstocking or underbilling; declining revenues in our aerospace and defense business lines as we transition from legacy products and services into new market segments and technologies; U.S. government spending on products and services that our Electronics Group provides, including the timing of budgetary decisions; potential liabilities associated with discontinued operations, including post-closing indemnifications or claims related to business or asset dispositions; the costs of compliance with our auditing, regulatory or contractual obligations; regulatory actions or sanctions (in each case including FCPA, OSHA and Federal Acquisition Regulations, among others); adverse determinations by government contracting officers, especially regarding the potential retrofit of certain electronic products with respect to alleged "latent defects," which are disputed by the Company; dependence on, recruitment or retention of key employees; pension valuation, health care or other benefit costs; labor relations; strikes; union negotiations; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; breakdowns, relocations or major repairs of machinery and equipment; changes or delays in government or other customer budgets, funding or programs; potential weaknesses in internal controls over [financial reporting and] enterprise risk management; reliance on major customers or suppliers, especially in the automotive or aerospace and defense electronics sectors; the cost, efficiency and yield of our operations and capital investments, including working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; our inability to successfully launch or sustain new or next generation programs or product features, especially in accordance with budgets or committed delivery schedules; disputes or litigation, involving customer, supplier, lessor, landlord, creditor, stockholder, product liability or environmental claims; the costs and supply of debt, equity capital, or insurance; fees, costs or other dilutive effects of refinancing, compliance with covenants; cost and availability of raw materials such as steel, component parts, natural gas or utilities; volatility of our customers' forecasts, financial conditions, market shares, product requirements or scheduling demands; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; failure to adequately insure or to identify environmental or other insurable risks; revised contract prices or estimates of major contract costs; risks of foreign operations; currency exchange rates; war, terrorism, computer hacking or other cyber attacks, or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.

The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Sypris Solutions, Inc.
Brian A. Lutes, 502-329-2000
Chief Financial Officer